As filed with the Securities and Exchange Commission on May 28, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Max Capital Group Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Max House

2 Front Street

Hamilton HM 11

Bermuda

Telephone: (441) 295-8800

(Address of Principal Executive Offices, Including Zip Code)

MAX CAPITAL GROUP LTD.

EMPLOYEE STOCK PURCHASE PLAN FOR U.S. TAXPAYERS

EMPLOYEE STOCK PURCHASE PLAN FOR NON-U.S. TAXPAYERS

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

Telephone: (800) 223-7567

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Kerry E. Berchem, Esq. Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022 Telephone: (212) 872-1000	Christopher G. Garrod Conyers Dill & Pearman Clarendon House 2 Church Street Hamilton, HM 11, Bermuda Telephone: (441) 295-1422

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Employee Stock Purchase Plan for U.S. Taxpayers:
Common Shares, par value $1.00 per share	*	$23.86(3)	*	*(3)
Employee Stock Purchase Plan for Non-U.S. Taxpayers:
Common Shares, par value $1.00 per share	*	$23.86(3)	*	*(3)
Total:	300,000		$7,158,000	$281.31

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate amount of Common Shares to be offered or sold pursuant to either the Max Capital Group Ltd. Employee Stock Purchase Plan for U.S. Taxpayers or the Max Capital Group Ltd. Employee Stock Purchase Plan for Non-U.S. Taxpayers (together, the “Plans”) not to exceed 300,000 Common Shares.

(2)

This registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional Common Shares which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Common Shares.

(3)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for purpose of calculating the registration fee based upon $23.86, the average of the high and low prices for the Registrant’s Common Shares as reported on May 20, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated as of their respective dates in this Registration Statement by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 19, 2008;

(b) Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed with the Commission on May 7, 2008;

(c) Current Reports on Form 8-K filed with the Commission on January 24, 2008, February 14, 2008, February 15, 2008, February 22, 2008, April 18, 2008, and May 8, 2008; and

(d) Description of the Registrant’s Common Shares set forth under the heading “Description of Share Capital” contained in the Prospectus dated August 20, 2007 filed with the Commission on August 20, 2007 as part of the Registrant’s Registration Statement on Form S-3 (No. 333-145585).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Companies Act 1981 of Bermuda, as amended, provides that a Bermuda company may indemnify its directors and officers in their capacity as directors or officers of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of the director’s or officer’s own fraud or dishonesty.

The Registrant’s bye-laws provide for indemnification of its directors, officers and certain other persons to the fullest extent permitted by Bermuda law, as the same may be amended from time to time. In addition, the bye-laws permit the Registrant to purchase and maintain insurance to protect itself and any director, officer or other persons entitled to indemnification by the Registrant, to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit list.

Item 9.	Undertakings.

(a) The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section

13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 28th day of May, 2008.

MAX CAPITAL GROUP LTD.		MAX CAPITAL GROUP LTD.

By:	/s/ W. Marston Becker	By:	/s/ Joseph W. Roberts
Name:	W. Marston Becker	Name:	Joseph W. Roberts
Title:	Chairman and Chief Executive Officer	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers, directors and authorized representatives of Max Capital Group Ltd., hereby severally constitute and appoint W. Marston Becker, our true and lawful attorney with full power to him, with full power of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, (1) the Registration Statement on Form S-8 filed herewith and any and all amendments and post-effective amendments thereto, and any and all post-effective amendments to registration statements on Form S-8 previously filed with the Commission, and any and all instruments and documents filed as part of or in connection with the said registration statement or amendments thereto, with respect to the Registrant’s benefit and incentive plans and (2) any registration statements, reports and applications relating thereto to be filed by the Registrant with the Commission and/or any national securities exchanges under the Exchange Act, and any and all amendments thereto, and any and all instruments and documents filed as part of or in connection with such registration statements or reports or amendments thereto; granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that the said attorneys-in-fact and agents or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to have been signed by the following persons in the capacities indicated on the 28th day of May, 2008.

/s/ W. Marston Becker W. Marston Becker	Chief Executive Officer and Director (Principal executive officer)	May 28, 2008

/s/ Joseph W. Roberts Joseph W. Roberts	Executive Vice President and Chief Financial Officer (Principal financial and accounting officer)	May 28, 2008

/s/ Zack H. Bacon, III Zack H. Bacon, III	Director	May 28, 2008

/s/ Gordon F. Cheesbrough Gordon F. Cheesbrough	Director	May 28, 2008

/s/ K. Bruce Connell K. Bruce Connell	Director	May 28, 2008

/s/ Willis T. King, Jr. Willis T. King, Jr.	Director	May 28, 2008

/s/ William Kronenberg, III William Kronenberg, III	Director	May 28, 2008

/s/ James H. MacNaughton James H. MacNaughton	Director	May 28, 2008

/s/ Peter A. Minton Peter A. Minton	Director	May 28, 2008

/s/ Steven M. Skala Steven M. Skala	Director	May 28, 2008

/s/ Mario P. Torsiello Mario P. Torsiello	Director	May 28, 2008

/s/ James L. Zech James L. Zech	Director	May 28, 2008

EXHIBIT INDEX

Number	Title of Exhibit

3.1	Memorandum of Association (incorporated herein by reference to Exhibit 3.1 of Max Capital Group Ltd.’s Registration Statement on Form S-1 (No. 333-62006)).

3.2	Amended and Restated Bye-Laws (incorporated herein by reference to Exhibit 3.2 Max Capital Group Ltd.’s Registration Statement on Form S-8 (No. 333-150660) filed on May 6, 2008).

4.1	Specimen Common Share Certificate (incorporated herein by reference to Exhibit 4.1 Max Capital Group Ltd.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007).

*4.2	Max Capital Group Ltd. Employee Stock Purchase Plan for U.S. Taxpayers.

*4.3	Max Capital Group Ltd. Employee Stock Purchase Plan for Non-U.S. Taxpayers.

*5.1	Opinion of Conyers Dill & Pearman.

*23.1	Consent of KPMG.

*23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1 hereto).

*24.1	Powers of Attorney of Officers and Directors (included on the signature page of the Registration Statement).

* Filed herewith